SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 12, 2004
Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612
(Address of principal executive offices)

(785) 575-6300
(Registrant's telephone number, including area code)

WESTAR ENERGY, INC.

Item 5. Other Events

     On March 12, 2004, we entered into a new senior secured revolving credit facility. The new credit facility replaces a $150 million revolving credit facility we entered into in 2002. The new credit facility is available until March 12, 2007 and allows us revolving borrowings up to a maximum of $300 million, which includes letters of credit up to a maximum aggregate amount of $50 million. The credit facility is secured by first mortgage bonds issued by Kansas Gas and Electric Company, our wholly owned subsidiary. Upon achievement of investment grade ratings from the major rating agencies, the first mortgage bonds will be released. The credit facility contains certain financial covenants and contains certain other covenants, including limitations on liens, investments, fundamental changes in the business, certain restricted payments, capital expenditures and transactions with affiliates. Certain of these limitations will be removed or modified upon achievement of higher than investment grade ratings from the major rating agencies. The proceeds from the new credit facility will be used for the retirement and redemption of debt and for general corporate purposes.

Item 7. Financial Statements and Exhibits

     (c)   Exhibits
Exhibit 99.1 –	Press Release dated March 12, 2004.

Exhibit 99.2 –	Credit Agreement, dated as of March 12, 2004, among WESTAR ENERGY, INC., the several banks and other financial institutions or entities from time to time parties to the Agreement, JPMORGAN CHASE BANK, as administrative agent, THE BANK OF NEW YORK, as syndication agent, and CITIBANK, N.A., UNION BANK OF CALIFORNIA, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents

     The information contained in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: March 15, 2004	By /s/ Mark A. Ruelle Mark A. Ruelle, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 12, 2004.

99.2	Credit Agreement, dated as of March 12, 2004, among WESTAR ENERGY, INC., the several banks and other financial institutions or entities from time to time parties to the Agreement, JPMORGAN CHASE BANK, as administrative agent, THE BANK OF NEW YORK, as syndication agent, and CITIBANK, N.A., UNION BANK OF CALIFORNIA, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents